As filed with the Securities and Exchange Commission on April 20, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-2477875
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1455 Valley Road

Wayne, New Jersey 07470

(Address, including Zip Code, of Principal Executive Offices)

1999 LONG-TERM STOCK INCENTIVE PLAN

(Full Title of the Plan)

Gerald H. Lipkin

Chairman, President and Chief Executive Officer

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)

With a Copy to:

Ronald H. Janis, Esq.

Pitney Hardin LLP

P.O. Box 1945

Morristown, New Jersey 07962

(973) 966-8263

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	1,800,000	$26.00	$46,800,000.00	$5,007.60

(1)	This Registration Statement also covers an indeterminate number of shares of Common Stock that may be issued pursuant to anti-dilution provisions contained in the 1999 Long-Term Stock Incentive Plan.
(2)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h)(1) based upon the last sale price of the Common Stock on the New York Stock Exchange on April 18, 2006, as reported in The Wall Street Journal.

EXPLANATORY STATEMENT

Incorporation by Reference

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,800,000 shares of Common Stock that may be issued under the 1999 Long-Term Stock Incentive Plan (the “Plan”) as a result of an increase in the number of shares that may be offered under the Plan. In accordance with General Instruction E to Form S-8, the contents of an earlier registration statement relating to the Plan, Registration Statement on Form S-8 filed on April 8, 1999 (No. 333-75889), are incorporated by reference and made part of this Registration Statement on Form S-8, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 5 Interests of Named Experts and Counsel.

Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by Pitney Hardin LLP, counsel to the Company. Partners and other attorneys involved in the preparation of the registration statement in the law firm of Pitney Hardin LLP beneficially own 6,463 shares of the Company’s Common Stock as of April 20, 2006.

The consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, and incorporated by reference herein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ITEM 6 Indemnification of Directors and Officers.

Indemnification. Article VI of the Company’s certificate of incorporation provides that the Company shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney’s fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the Company to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the Company would have the power to indemnify him under the provisions of Article VI.

The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Exculpation. Article VII of the Company’s certificate of incorporation provides:

A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by the Company in 1987.

ITEM 8 Exhibits

5	Opinion Letter of Pitney Hardin LLP regarding legality of securities

23.1	Consent of Ernst & Young LLP

23.2	Consent of Pitney Hardin LLP (contained in the opinion included as Exhibit 5)

24	Power of Attorney (included on the signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, State of New Jersey, on the 20th day of April, 2006.

VALLEY NATIONAL BANCORP

By:	/s/ Alan D. Eskow
Alan D. Eskow
Executive Vice President and CFO

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald H. Lipkin and Alan D. Eskow, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gerald H. Lipkin Gerald H. Lipkin	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	April 20, 2006

/s/ Alan D. Eskow Alan D. Eskow	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 20, 2006

/s/ Edward J. Lipkus Edward J. Lipkus	First Vice President and Controller (Principal Accounting Officer)	April 20, 2006

/s/ Andrew B. Abramson	Director	April 20, 2006
Andrew B. Abramson

/s/ Pamela R. Bronander	Director	April 20, 2006
Pamela R. Bronander

Signature	Title	Date
/s/ Eric P. Edelstein Eric P. Edelstein	Director	April 20, 2006

/s/ Mary J. Steele Guilfoile Mary J. Steele Guilfoile	Director	April 20, 2006

/s/ H. Dale Hemmerdinger H. Dale Hemmerdinger	Director	April 20, 2006

/s/ Graham O. Jones Graham O. Jones	Director	April 20, 2006

/s/ Walter H. Jones, III Walter H. Jones, III	Director	April 20, 2006

/s/ Gerald Korde Gerald Korde	Director	April 20, 2006

/s/ Michael L. LaRusso Michael L. LaRusso	Director	April 20, 2006

/s/ Robinson Markel Robinson Markel	Director	April 20, 2006

/s/ Robert E. McEntee Robert E. McEntee	Director	April 20, 2006

/s/ Richard S. Miller Richard S. Miller	Director	April 20, 2006

/s/ Barnett Rukin Barnett Rukin	Director	April 20, 2006

INDEX TO EXHIBITS

Exhibit 5	Opinion Letter of Pitney Hardin LLP regarding legality of securities

Exhibit 23.1	Consent of Ernst & Young LLP

Exhibit 23.2	Consent of Pitney Hardin LLP (contained in the opinion included as Exhibit 5)

Exhibit 24	Power of Attorney (included on the signature page of this Registration Statement)